Exhibit 10.21

Sears Holdings Management Corporation 3333 Beverly Road Hoffman Estates, IL 60179	Sears Hometown and Outlet Stores, Inc. 3333 Beverly Road Hoffman Estates, IL 60179

August 20, 2012

Ms. Becky Iliff

1510 W. Cullom Ave.

Chicago, IL 60613

Dear Becky,

We are pleased to extend to you our offer to join Sears Holdings Corporation (“SHC”) as Vice President, Human Resources of Sears Hometown and Outlet Stores, Inc. (“SHO”). You will report to Bruce Johnson, Chief Executive Officer and President of SHO. This letter restates and amends the terms of the July 17, 2012 offer letter, to which amendments you and SHC have mutually hereby agreed.

The key elements of your employment and compensation package are as follows:

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Upon SHC’s spin-off of SHO (“Spin-off”, you will become an employee of Sears, Roebuck and Co. (“SRC”) for the duration of a leasing period between SRC and SHO, after which you will be transferred to and become an employee of SHO.

•	Annual base salary at a rate of $240,000.

•

Participation in the Annual Incentive Plan for Associates Supporting Sears Hometown and Outlet Stores, Inc. (“SHO AIP”) with an annual incentive opportunity of 50% of your base salary. Your 2012 target incentive under the SHO AIP will be prorated from your start date through February 2, 2013, the last day of SHC’s 2012 fiscal year. Any incentive payable with respect to a fiscal year will be paid by April 15th of the following fiscal year, provided that you are actively employed by SCR as of the payment date (or by SHO if your transfer of employment to SHO has occurred by then). Further details regarding your 2012 target award under the SHO AIP will be provided to you following the approval of the 2012 SHO AIP. After SRC associates supporting SHO are transferred to and become employees of SHO, you will be eligible to participate in the annual incentive plan sponsored by SHO with the same annual incentive opportunity of 50% of your base salary.

•

Participation in the Long-Term Incentive Program for Executives Supporting Sears Hometown and Outlet Stores, Inc. (“SHO LTIP”). You will first become eligible to participate in an LTIP starting with the 2012 SHO LTIP when finalized and approved. Further details regarding your 2012 target award under the SHO LTIP will be provided to you following the approval of the 2012 SHO LTIP. SHO, like SHC, intends to provide annual LTIP awards to its executives. After SRC associates supporting SHO are transferred to and become employees of SHO, you will be eligible to participate in the long-term incentive program sponsored by SHO.

•

You will receive a one-time sign-on bonus of $25,000 (gross). This sign-on bonus will be payable within thirty (30) days following your start date. In the event you voluntarily terminate your employment with SHC prior to your transfer of employment to SHO or with SHO following the transfer of your employment to SHO, or are terminated by SHC or SHO for

Ms. Becky Iliff

August 20, 2012

misconduct or integrity issues, in either case within twenty four (24) months of your start date, you will be required to repay the full amount of the payment paid to you, including any taxes withheld, unless prohibited by law, to SHC (or SHO if termination occurs after your transfer of employment to SHO) within thirty (30) days of your last day worked.

•

You will be eligible to receive a special cash retention bonus of $150,000 (gross). This special bonus will be scheduled to vest on a graded basis, with one-third of the bonus vesting and becoming payable as soon as administratively possible following each of the first, second and third anniversaries of your start date, provided you are actively employed by SRC or SHO, as applicable, on the applicable payment date. Following your transfer of employment to SHO, SHO will assume and pay any portion of this bonus that has not yet been paid and become payable.

•

You represent and warrant to SHC that (a) as of your start date with SHC, you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with SHC or any of its affiliates, including SHO, and (b) you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as disclosed to and approved by SHC in advance of your start date. You agree that you will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of SHC prior to the transfer of your employment to SHO or SHO following your transfer of employment to SHO, such consent not to be unreasonably withheld. Further, you agree you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

•

As required, you have signed an Executive Severance Agreement (“Agreement”). If your employment with SHC is terminated by SHC (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement), you will receive six (6) months of salary continuation, based on to your base salary at the time of termination, subject to mitigation. Under the Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees. You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for six (6) months following termination of employment. The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you are eligible for severance benefits under this Agreement. This Agreement with SHC will be assigned to and assumed by SHO effective as of the transfer of your employment to SHO in accordance with Section 20 of the Agreement. A copy of your fully executed Agreement is enclosed for your information.

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You will be eligible to receive four (4) weeks paid vacation, which will be pro-rated during your first year of service based on your start date. Added to this, you will qualify for six (6) paid National Holidays each year. You also will be eligible for up to four (4) personal days per year, after completing six (6) months of service.

Ms. Becky Iliff

August 20, 2012

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You will be eligible to participate in all retirement, health and welfare programs made available or sponsored SHC on a basis no less favorable than other executives at your level supporting SHO, in accordance with the applicable terms, conditions and availability of those programs.

•

This offer also was contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test, all of which you have satisfied as of the date of this restated offer letter.

Becky, we are excited about the important contributions you will make to the company and look forward to your acceptance of our restated offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter to my attention. Please note that effective as of your transfer of employment to SHO, this restated offer letter (subject to any amendments as of such date) shall be assigned to and assumed by SHO.

Sears Holdings Management Corporation	Sears Hometown and Outlet Stores, Inc.

/s/ Dean Carter	/s/ William Bruce Johnson
Dean Carter	William Bruce Johnson
Chief Human Resources Officer	Chief Executive Officer and President, SHO

Enclosure

Accepted:

/s/ Becky Iliff	8/20/12
Becky Iliff	Date